Exhibit 10.29
24/10/05
PRIVATE AND CONFIDENTIAL
WITHOUT PREJUDICE
Richard Ward
41 Church Road
Richmond
Surrey
TW9 1UA
October 2005
Dear Richard,
I refer to our recent discussions about your change of status with the International Petroleum Exchange of London (the Company). As discussed, you have expressed a desire to resign as Chief Executive Officer of the Company. In light of the significant and valuable role that you play in managing the Company and administering its affairs, and in order to ensure an orderly transition of management at the Company, we would like to retain your services as a consultant for a transitional period after termination of your Chief Executive role. The purpose of this letter is to confirm the arrangements that we are prepared to offer you in connection with the termination of your employment with the Company. This letter will be executed as a deed. The arrangements that will apply in connection with your future role as a consultant will be recorded in a separate agreement which will provide for a monthly consulting fee of £19,560 (the Consultancy Agreement).
Reference is made in this letter to the service agreement made between you and the Company and dated 5 January 1995, as amended on 12 November 1999 (the Service Agreement), a copy of which is attached.
1. Subject to paragraph 14 of this letter, your employment with the Company will end on 24 April 2006 (the Termination Date). Your salary will be paid up to the Termination Date in the normal way. Your salary is currently £245,000 per annum. Contractual benefits will be provided up to the Termination Date in the normal way. You will not be entitled to further grants of share options under the IntercontinentalExchange Inc. 2000 Stock Option Plan. You will however be entitled to a further grant of restricted shares under the IntercontinentalExchange Inc. 2004 Restricted Stock Plan, details of such grant are set out in paragraph 22 of this letter, and a grant letter will be sent to you in due course.
2. The Company will pay you a discretionary performance related bonus for 2005 of £134,750 (being 55% of your annual salary), less any deductions that the Company is required by law to make. This payment will be made to you in accordance with the Company’s standard payroll practice with regard to the 2005 bonus payment and in any event no later than 31 January 2006.
3. Subject to:

(a)	your agreement to the terms of this letter;

(b)	the Company’s receipt of a copy of it signed by you; and

(c)	the receipt by the Company of a reaffirmation in writing of your consent to waive all claims against the Company as at the Termination Date (as set out in paragraph 12 of this letter);
the Company will pay you, as compensation for the termination of your employment, £122,500 (the Compensation Payment) (less any deductions the Company is required by law to make). The Compensation Payment will be made to you 7 days after Termination Date and after issue of your P45, provided that the conditions as set out in this paragraph 3 have been satisfied.
4. The Company will permit you (subject to the consent of the relevant provider and to the rules of the applicable scheme) to continue to participate in the Company’s private medical insurance, group income protection and group life assurance arrangements on the present basis until 24 October 2006. The Company will also continue to make pension contributions on your behalf and provide you with a car allowance (in accordance with the rules of the applicable scheme) up to 24 October 2006. You will be entitled to benefit from appropriate Directors’ and Officers liability insurance in respect of any period during which you are or were a member of the Board of the Company or any Group Company, subject to and in accordance with the terms of such insurance in force from time to time.
5. For the avoidance of doubt, you will be on notice from the date of this agreement until the Termination Date.
6. You will not retain the title of Chief Executive Officer, and your duties will change. From the date of this agreement to the Termination Date you will hold the title of Vice Chairman of the Company. Accordingly, you agree that you will carry out duties and responsibilities under the terms set out in Schedule A. Any material actions taken by you shall require prior written approval by the Chief Executive Officer of IntercontinentalExchange Inc. For the avoidance of doubt, you will not be entitled to enter into or execute contracts on behalf of the Company, or take any other actions that may bind the Company. Your appointment as Vice Chairman and continued service as a director and officer of the Company and other Group Companies is without prejudice to the Company’s discretion to remove you from any of these offices or directorships for reasons of misconduct.
7. The Company will, at the request of a prospective new employer provide you with an agreed reference, in the form attached at Schedule B, and will deal with all oral enquiries for a reference in a manner consistent with the terms of the agreed reference. However, if any matter becomes known to the Company after the date of this letter which would result in the terms of the reference being or becoming materially inaccurate or misleading, the Company may alter such reference so that it is in the Company’s reasonable opinion accurate in all material respects and not misleading and you will be given notice of any changes that are made.

8. You accept the terms set out in this agreement in full and final settlement of all claims that you have or may have against the Company or any other Group Company or any of its or their current or former officers or employees, whether contractual, statutory or otherwise, (and, save in respect of statutory claims, whether known or unknown, existing now or in the future) arising out of or in connection with the termination of your employment and your directorship of any Group Company or your resignation therefrom. You also agree to waive irrevocably and release the Company and each other Group Company (and all of its or their current or former officers, shareholders or employees) from all other claims (whether contractual, statutory or otherwise and, save in respect of statutory claims, whether known or unknown) that you have or may have arising out of or in connection with your employment or termination of employment or your engagement or termination of your engagement under the Consultancy Agreement. This waiver and release shall not apply to any claim relating to your pension rights that have accrued up to the 24 October 2006 or for personal injury (but by countersigning this letter you confirm that you are not aware of any basis for any claim that you may have for personal injury against the Company or any other Group Company). For its part the Company and any Group Company confirms that it is not at the date of this letter aware of any claim that it may have against you.
9. You confirm:
(a)	that you have taken legal advice from a relevant independent adviser (as defined by Section 203 Employment Rights Act 1996) as to the terms of this letter and its effect on your ability to pursue your rights before an employment tribunal; and
(b)	that you are aware of your rights under the Employment Rights Act 1996, and that this agreement relates to any claim for breach of contract; unfair dismissal; a redundancy payment or unlawful deduction of wages.
10. The conditions regulating compromise agreements under Section 203 of the Employment Rights Act 1996 have been satisfied and you and your independent legal adviser have signed the attached certificate confirming this.
11. On the production of a valid invoice addressed to you but marked payable by the Company, the Company will pay within 14 days of receipt of the invoice up to a maximum of £10,000 inclusive of VAT direct to your legal advisers, towards fees (including disbursements) which you have incurred in connection with the termination of your employment.
12. You agree that, 7 days before the Termination Date you will reaffirm in writing, that, as at the Termination Date, you accept the terms set out in this agreement in full and final settlement of all claims that you have or may have against the Company or any other Group Company in connection with the termination of your employment, as set out in paragraphs 8, 9 and 10 of this letter. At this time, you agree that you will seek legal advice from a relevant independent adviser in relation to such reaffirmation, and that a legal adviser’s certificate will be provided to the Company to confirm that such advice has been sought. You will not receive the Compensation

Payment until the Company receives, in a form acceptable to it, such reaffirmation from you.
13. You will resign with effect from the Termination Date from your directorship of the Company and from all directorships and offices held with other Group Companies (and all related trusteeships) by delivering letters of resignation in the terms of the attached Schedule C addressed to the directors of each Group Company of which you are a director, including, but not limited to, the directors of the companies listed in Schedule D.
14. You agree that you will not, without the prior written consent of the Company undertake any other employment or engage in any other business or occupation whilst in the service of the Company under the terms of this agreement. In that regard you understand that you may not, without the prior written consent of the Chief Executive Officer of IntercontinentalExchange, Inc. engage, whether directly or indirectly, in any business or employment that is similar to or in any way, whether directly or indirectly, connected to or in competition with the business of the Company, either during or outside your hours of work for the Company as set out in Schedule A.
15. The parties may agree to bring forward the Termination Date, such agreement to be in writing. The Company represents that it will not seek to unreasonably deny your request to bring forward the Termination Date on reasonable notice (e.g., one month) unless you have agreed or are considering potential alternative employment with a business or organisation which is or is about to be engaged in the trading of energy futures products. Subject to paragraph 4 of this agreement, should the Termination Date be brought forward, your salary, contractual benefits and the treatment of your share options and awards (as set out in paragraphs 1 and 22 of this letter) shall only be paid and provided up to the amended Termination Date. For the avoidance of doubt, you will however be entitled to the Compensation Payment as set out in paragraph 3, and cash compensation for your salary from the amended Termination Date to 24 April 2006.
16. You agree to comply with all Company policies and procedures, including but not limited to procedures relating to confidential information and intellectual property, up to and including the Termination Date and beyond the Termination Date, where applicable.
17. You will continue to comply with the provisions of the clause headed Confidentiality and Restrictions on Personal Trading in the Service Agreement relating to confidential information after the Termination Date.
18. You will return to the Company no later than 14 days after the Termination Date all papers, documents and information in any form (including copies and whether written or on tape, disc or cassette or electronic format), and any other property provided to you by the Company or any other Group Company, whether or not owned by a Group Company, which is currently in your possession, custody or power. If any property belonging to any Group Company subsequently comes into your possession, custody or power you agree to return it to the Company immediately. You further undertake that you have not taken unauthorised copies of any papers or documents or information in any form.

19. Subject to reasonable notice having been given to you and the Company using reasonable endeavours to ensure that any assistance you provide is for a reasonable duration you agree to assist in the conduct of any contentious matter in which the Company is or becomes involved, including co-operating in preparing witness statements and attending any relevant hearing to give evidence.
20. Except as required by law or by the rules of any regulatory authority to which the Company is subject (including disclosure obligations required by United States securities laws) or to enforce the terms of this letter, neither you nor the Company will:
(a)	disclose the existence or terms of this letter to anyone (other than to professional advisers, HM Revenue & Customs or any other competent authority, or your spouse); or
(b)	disclose any of the facts or matters giving rise to the termination of your employment save where a disclosure is made pursuant to the terms of the Public Interest Disclosure Act 1998 as inserted into the Employment Rights Act 1996 or pursuant to paragraph 7 above.
21. Save when obliged to do so for any legal purpose or to comply with any regulatory requirement, and subject to the agreed reference, it is agreed that you will not make any derogatory or disparaging comments about the Company or any Group Company, its or their officers, shareholders or employees and that the Company shall make reasonable endeavours to ensure that neither it, nor any Group Company, and none of its or their officers or employees, shall make any such comments about you. Save as required by law (including United States securities laws) or any regulatory authority, it is agreed that the only public statement or announcement that will be made by either party concerning the termination of your employment or your resignation from office shall be in the form attached at Schedule B.
22. The Company confirms on its own behalf and on behalf of IntercontinentalExchange Inc. that for the purposes of the IntercontinentalExchange Inc. 2000 Stock Option Plan and the IntercontinentalExchange Inc. 2004 Restricted Stock Plan (the Plans) and your options and awards under the Plans (the Existing Awards and Options), that your service with the Company will end on the Termination Date. For the avoidance of doubt, your Existing Awards and Options will continue to vest up to and including the Termination Date. You will also be granted 85,000 (subject to adjustment in accordance with the Company’s proposed recapitalization, or reverse stock split) restricted shares under the IntercontinentalExchange Inc. 2004 Restricted Stock Plan in October 2005 (the New Award). The shares under the New Award will be granted to you fully vested, and will be exercisable for five years after the date of the grant of the New Award. However, you will not be eligible for the grant of new options under the IntercontinentalExchange Inc. 2000 Stock Option Plan from the date of this letter to the Termination Date.
23. As permitted under clause 7(j) of the IntercontinentalExchange Inc. 2000 Stock Option Plan, and clause 11 of the IntercontinentalExchange Inc. 2004 Restricted Stock Plan, by signing this agreement, you agree to vary the terms on which the Existing Awards and Options were granted to you. You agree that, you will no longer be entitled to accelerated vesting of the Existing Awards and Options, if, from the date of this agreement until the Termination Date, your employment is terminated in connection with a change in control of the Company.
24. Subject to the terms of the Consultancy Agreement, you covenant with the Company that you shall not, whether directly or indirectly, on your own behalf, or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)	for the period of six months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the twelve month period immediately prior to the Termination Date, a client of the Company or any Group Company with whom you had business dealings during the course of your employment in that twelve month period. Nothing in this paragraph 24(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;
(b)	for the period of six months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial, executive or technical capacity and with whom you have had business dealings during the course of your employment in the twelve month period immediately prior to the Termination Date; (c) for the period of six months following the Termination Date, carry on, set up, be employed, engaged or interested in the trading of energy futures products in a business anywhere in England which is or is about to be engaged in the business of trading of energy futures products; provided, however, the foregoing limitation shall not be read to cover businesses that trade energy futures products only as an ancillary part of their business activities. It is agreed that in the event that any such company ceases to be engaged in the trading of energy futures products this paragraph 24 (c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this paragraph 24 (c) shall not, at any time following the Termination Date, prevent you from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.
(d)	You agree that, if, during either the period from the date of this letter to Termination Date, or, the period of the restrictions set out in paragraph 24 of this letter (each a Restrictive Covenant), you receive an offer of employment or engagement, you will provide a copy of the restrictions as set out in paragraph 24 to the offeror as soon as is reasonably practicable after receiving the offer.

25. In consideration for your agreeing to be bound by the Restrictive Covenants, the Company will pay you £10,000, such payment will be made to you 7 days after Termination Date and after issue of your P45.
26. You represent and warrant that you have not at any time during your employment committed any material breach(es) of your Service Agreement. In particular, you represent and warrant that you have not distributed outside of the Company or revealed at any time information that you know (or ought reasonably to have known) to be confidential concerning the business or affairs of the Company.
27. You acknowledge that this agreement does not and shall not be deemed to constitute an admission by the Company that it has breached or violated any law or regulation, or that you have any claims against the Company.
28. This agreement supersedes all other agreements, both oral and in writing, between the Company and you with effect from the date of this letter (other than those referred to herein). For the avoidance of doubt, all provisions of the Service Agreement shall remain in force until the Termination Date, save for the provisions dealing with your duties and role which shall be varied in accordance with paragraph 6 and Schedule A of this letter.
29. If any part of this agreement is found to be void, the parties agree that such part or parts should be deleted as necessary to make the agreement valid and effective.
30. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this agreement may be varied by written agreement between you and the Company.
31. In this agreement, Group Company shall mean any of (i) the Company (ii) any holding company of the Company from time to time and (iii) any subsidiary of the Company or of any such holding company from time to time. Holding company and subsidiary shall have the meanings ascribed to them by Section 736 of the Companies Act 1985, as amended.
Would you please sign, date and return to me the attached copy of this letter (together with the certificate, which forms part of this letter) to signify your agreement to its terms. The terms of this letter will cease to be “without prejudice” and “subject to contract” on receipt by the Company of this letter signed by you.

EXECUTED as a DEED by	)	/s/ Jeffrey Sprecher Director
International Petroleum	)	/s/ Sir Robert Reid Director
Exchange	)
acting by two directors/a	)
director and the secretary:	)

SIGNED as a DEED and	)
Delivered by Richard Ward	)
in the presence of :	)	/s/ Richard Ward

Witness:

Signature:	/s/ Andrew Taggart

Name:

Address:	Exchange House

London EC2M 2MS

LEGAL ADVISER’S CERTIFICATE
I, Andrew Taggart hereby certify to International Petroleum Exchange of London that:

(a)	I am a relevant independent adviser (as defined by Section 203 of the Employment Rights Act 1996);

(b)	I have given independent legal advice to Richard Ward as to the terms of this letter and its effect on his ability to pursue his rights before an employment tribunal;

(c)	at all times when such independent legal advice was given, either I or Herbert Smith the firm employing me/in which I am a partner had in force a policy of insurance covering the risk of a claim by Richard Ward in respect of loss arising in consequence of the advice.

/s/ Andrew Taggart	Date: 24th October 2005

Andrew Taggart

I confirm that I have taken advice as set out above, and that the conditions regulating compromise agreements under Section 203 of the Employment Rights Act 1996 have been satisfied.

/s/ Richard Ward	Date: 24/10/05

Richard Ward

SCHEDULE A
1. General Duties and Responsibilities
1.1 Your duties and responsibilities from the date of this agreement until the Termination Date will be as follows:
(a) to effect the transition of the Chief Executive Officer’s work to other employees;
(b) to transition key client and key external relationships to other employees; and
(c) to perform such other duties as specifically requested by the Chief Executive Officer of IntercontinentalExchange, Inc.
2. Structure of Duties During Notice Period
2.1 From 24 October 2005 until the Termination Date (inclusive) you will undertake your normal hours of work as defined and set out in the Service Agreement. For this period you will also:
(a)	cease to hold the title of Chief Executive Officer of the Company, and hold the title of Vice Chairman of the Company;

(b)	maintain your current Board memberships (including with the Company and London Clearing House);

(c)	maintain your current office; and

(d)	transition the role of Chief Executive Officer; the legal/regulatory responsibilities of the Company and key customer relationships to your designated successor(s) as specifically and reasonably requested by the CEO of ICE provided that such other duties are consistent with your previous role as the CEO of the Company and relate to 2.1(a).
It is not anticipated that your responsibilities during this period will require any business travel except for designated industry functions or meetings as reasonably requested by the Chief Executive Officer of IntercontinentalExchange, Inc provided that your attendance relates to clause 1.1 above.
2.2 You shall resign from the Company’s Board of directors with effect from the Termination Date.
2.3 Your membership of the LCH board will be transitioned as per the LCH Charter.

SCHEDULE B
AGREED REFERENCE
To Whom It May Concern:
Richard Ward
Richard Ward was employed by International Petroleum Exchange of London (the Company) from [1 March 1995] until 24 April 2006. From [1 March 1995 to 24 October 2005 Richard held the office of Chief Executive of the Company and received an annual remuneration package of [£245,000]. From 24 October to 24 April Richard held the role of Vice Chairman of the Company.
This reference is given without admission of liability on behalf of the Company.
Dan Kennedy
For and on behalf of IntercontinentalExchange Inc.

SCHEDULE C
resignation as a director
[Date]
To: The Directors of [International Petroleum Exchange of London ]
[IPE Holdings PLC][International Petroleum Exchange Limited]
Dear all,
I hereby resign as a Director of [International Petroleum Exchange of London][IPE Holdings PLC][International Petroleum Exchange Limited] (the Company) [with immediate effect].
SIGNED as a DEED and delivered)
by Richard Ward in the presence of
Witness:
Signature:
Name:
Address:

SCHEDULE D

Company Name	Company Address	Company Number	Position
International	International House	01528617	CEO/ Director
Petroleum Exchange	1 St Katherine’s
of London	Way London
	E1W 1UY

IPE Holdings PLC	International House	03691874	CEO/ Director
	1 St Katherine’s
	Way London
	E1W 1UY

International	International House	04280606	Director
Petroleum Exchange	1 St Katherine’s
Limited	Way London
	E1W 1UY